Surveillance Instalment and Training Agreement

On December 20, 2005, the undersigned parties have agreed that the following terms are acceptable to enter into a surveillance agreement with HS3 Technologies Inc. (the "Company") and Larken Inc. (3330 Southgate Court, SW Cedar Rapids, Iowa 52404). This agreement pertains to the Sheraton Hotel located at 2431 North Glenstone, Springfield, MO 65803.

The Company agrees to install surveillance and security equipment for the property, train employees and management on the software for surveillance, and give technical support for the duration of this agreement.

The Company will remain a consultant for Larken for 24 months at $350.00 per month, paid monthly.

The Company will begin installation the week of January 9, 2006 and the agreement will take effect from the date of successful completion of install.

HS3 Technologies Inc.:	Larken Inc.
/s/ Mark Lana	/s/ Larry Cahill